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                                                                    EXHIBIT 99.3

                   [LETTERHEAD OF J. ALEXANDER'S CORPORATION]


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THE RIGHTS OFFERING WILL EXPIRE AT 5:00 P.M. MIDNIGHT, CENTRAL DAYLIGHT
TIME, ON JUNE     , 1999 UNLESS EXTENDED OR EARLIER TERMINATED.  J.
ALEXANDER'S MAY WITHDRAW THE RIGHTS OFFERING AT ANY TIME PRIOR TO 5:00
PM CENTRAL DAYLIGHT TIME ON JUNE    ,1999. J. ALEXANDER'S RESERVES THE RIGHT
TO EXTEND THE OFFER BY UP TO TEN BUSINESS DAYS AT ANY TIME PRIOR TO THE EXPIRATION OF THE RIGHTS.
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                                                                    May __, 1999

Dear Shareholder:

Enclosed are the Prospectus and other materials relating to the rights offering by J. Alexander's Corporation (the "Company").

Please carefully review the Prospectus, which describes how you can participate in the rights offering. You will be able to exercise your rights to purchase additional shares only during a limited period.

You will find answers to some frequently asked questions about the rights offering beginning on page __ of the Prospectus. You should also refer to the detailed description of the subscription procedures in the Prospectus, which tells how you can exercise your rights.

SUMMARY OF THE TERMS OF THE OFFERING

   . You will receive 1.0 non-transferable right for each share of the Company's common stock you owned on May __, 1999.

   . For each right you exercise, you may purchase 0.2 share of common stock at the Subscription Price of $3.75 per share. You will not be entitled to purchase fractional shares, but the Company will round any remaining fractional share you are entitled to purchase up to the nearest whole number of shares.

   . The rights offering expires at 5:00 p.m., Central Daylight Time, on June __, 1999. If you do not exercise your rights before that date, they will expire and will have no monetary value. The Company may withdraw the rights offering at any time before the rights expire. In addition, at any time before the rights expire, the Company may extend the rights offering by up to ten business days.

If your shares are held in your name, a Subscription Certificate is enclosed. If your shares are held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in this offering.

If you do not exercise your rights, your ownership in the Company may be diluted. Please see page __ of the Prospectus for a discussion of dilution and other risk factors.

If you have any questions concerning the rights offering, please feel free to contact R. Gregory Lewis, the Company's Chief Financial Officer, at (615) 269-1900.

                                        Sincerely,



                                        Lonnie J. Stout II
                                        Chairman, President and
                                        Chief Executive Officer